Exhibit 99.1

Biote Reports Second Quarter 2024 Financial Results

Procedure revenue growth accelerates sequentially

BioteRx roll-out on track with further expansion planned

Management reiterates 2024 financial guidance

IRVING, TX – August 8, 2024 - Biote (NASDAQ: BTMD), a leading solutions provider in preventive health care through the delivery of personalized hormone optimization and therapeutic wellness, today announced financial results for the second quarter ended June 30, 2024.

Second Quarter 2024 Financial Highlights

(All financial result comparisons made are against the prior-year period)

•	Revenue of $49.2 million

•	Procedure revenue of $38.4 million

•	Gross profit margin of 68.9%, including a $1.2 million inventory step-up related to the acquisition of Asteria Health

•

Net loss of $(10.5) million, representing net loss margin of (21.3)%, and basic and diluted loss per share attributable to biote Corp. stockholders of $(0.19), compared to net loss of $(13.1) million, representing net loss margin of (26.6)%, and basic and diluted loss per share attributable to biote Corp. stockholders of $(0.25)

•	Adjusted EBITDA[1] of $12.7 million

“Biote’s second quarter procedure revenue grew 7.8% from the prior-quarter period, increasing sequentially from the 6.6% rate reported in the first quarter of 2024,” said Terry Weber, Biote Chief Executive Officer. “We continued to experience broad-based demand strength primarily from top-tier practitioners across our network. Through the first half of the year, Biote has grown new clinics by approximately 30%, with an accelerated revenue ramp from clinics implementing our quick-start program that optimizes on-boarding success for practitioners. During the second quarter, we increased our investments in sales and marketing to extend Biote’s geographic presence, expanded our therapeutic wellness offerings and enhanced engagement with our top 500 practitioners at our annual provider event.”

[1]

Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures. Please see “Discussion of non-GAAP Financial Measures” for additional information on non-GAAP financial measures and a reconciliation to the most comparable GAAP measure.

Ms. Weber continued, “We are pleased with the positive response from both patients and practitioners to BioteRx, our recently launched suite of hormone and evidence-based wellness therapies. BioteRx builds upon our science-based approach, leveraging the latest technology and tools to enhance patient health outcomes while supporting practitioners with unmatched education and training. Over the past several months, we have introduced BioteRx to approximately 600 clinics throughout our network, addressing essential healthcare needs in preventative wellness, sexual health and weight loss. As we continue to roll out BioteRx over the remainder of this year and into 2025, we remain focused on delivering the next level of personalized medicine for our growing patient population.”

2024 Second Quarter Financial Review

(All financial result comparisons made are against the prior-year period unless otherwise noted)

Revenue for the second quarter of 2024 was $49.2 million compared to $49.3 million for the second quarter of 2023. Procedure revenue grew 7.8%, benefiting from growth at established clinics and the addition of new clinics. As expected, dietary supplement revenue decreased 32.2%, as we continued the transition of our e-commerce business and lapped a significant seasonal promotion in last year’s second quarter.

Gross profit margin for the second quarter of 2024 was 68.9% compared to 67.9% for the second quarter of 2023. The increase in gross profit margin was primarily due to product mix and continued effective cost management. Gross profit margin in the second quarter of 2024 included a $1.2 million step-up in inventory value from the acquisition of Asteria Health. Excluding this inventory revaluation, second quarter 2024 gross profit margin would have been 70.9%.

Operating income for the second quarter of 2024 was $6.2 million, compared to $7.7 million for the second quarter of 2023. Operating income in the second quarter of 2024 decreased primarily due to increased investment in sales and marketing initiatives as well as higher legal expenses, partially offset by improved gross profit.

Net loss for the second quarter of 2024 was $(10.5) million, representing a net loss margin of (21.3)%, and diluted loss per share attributable to biote Corp. stockholders of $(0.19), compared to net loss of $(13.1) million, representing a net loss margin of (26.6)%, and diluted loss per share attributable to biote Corp. stockholders of $(0.25), for the second quarter of 2023. Net loss for the second quarter of 2024 and 2023 included a loss of $13.9 million and $6.4 million, respectively, due to a change in the fair value of earnout liabilities. Net loss for the second quarter of 2023 also included a loss of $11.8 million due to a change in the fair value of the warrant liability. As of June 30, 2023, all of the outstanding warrants had been exchanged for Class A common stock.

Adjusted EBITDA for the second quarter of 2024 was $12.7 million, with an Adjusted EBITDA margin of 25.9%. In the second quarter of 2023, Adjusted EBITDA was $14.5 million, with an Adjusted EBITDA margin of 29.5%. The decreases in Adjusted EBITDA and Adjusted EBITDA margin primarily reflected increased investments in sales and marketing initiatives as well as higher legal expenses, partially offset by higher gross profit and gross profit margin.

Resolution of Legal Claims and Related Share Repurchases

As previously announced, on April 23, 2024, Biote reached a definitive settlement in the Company’s litigation with Dr. Gary S. Donovitz, Biote’s founder, to resolve litigation. Under the terms of this settlement, Biote agreed to repurchase all the approximately 18.4 million shares beneficially owned by Dr. Donovitz at the time of the settlement at an average price of $4.17 per share, with the first tranche of shares repurchased for $32.2 million on April 26, 2024. The remaining shares beneficially owned by Dr. Donovitz at the time of settlement will be repurchased over the next three years. Also pursuant to the settlement, Biote cancelled all 3.9 million unvested earnout shares that were beneficially owned by Dr. Donovitz at the time of settlement.

Additionally, on June 28, 2024, Biote reached a definitive settlement with Marci M. Donovitz, stockholder of Biote, to resolve litigation. For $60 million in the aggregate, Biote will repurchase all of the approximately 8.3 million shares beneficially owned by Ms. Donovitz at the time of the settlement at an average price of $7.23 per share, with the first tranche of shares repurchased for $30.0 million on June 28, 2024. The remaining shares beneficially owned by Ms. Donovitz at the time of settlement will be repurchased over the next three years. Also pursuant to the settlement, Biote cancelled all of the approximately 4.0 million unvested earnout shares that were beneficially owned by Ms. Donovitz at the time of settlement.

2024 Financial Outlook

Ms. Weber concluded, “Based on our solid first half performance and our expectation for accelerated growth in the second half of the year, we reiterate our 2024 financial guidance for revenue and Adjusted EBITDA. While we will continue to make investments consistent with our growth strategy, we anticipate our overall operating expenses will moderate in the second half of 2024 as compared to the first half of the year.

“We continue to expect improved procedure revenue growth in the second half of 2024 relative to the first half, driven by strengthened performance from our top-tier clinics, the continued expansion of our practitioner network and our quick-start program that accelerates the revenue ramp from new clinics.”

($ in millions)	Previously Reported 2024 Guidance Ranges
Revenue	$200-$204
Adjusted EBITDA[1]	$60-$63

Conference Call:

Biote management will host a conference call to review these results and provide a business update beginning at 5:00 p.m. ET on Thursday, August 8, 2024. To access the conference call by telephone, please dial (844) 481-2820 (U.S toll-free) or (412) 317-0679 (International). To access a live webcast of the call, interested parties may use the following link: biote Corp. Second Quarter Earnings Call. A replay of the webcast will be available on the Events page of the Biote Investor Relations website, found here, shortly after the event concludes.

[1]	Please see “Forward-Looking Non-GAAP Financial Measures” below for additional information about forward-looking Adjusted EBITDA.

Discussion of Non-GAAP Financial Measures

To provide investors with additional information regarding our financial results, Biote has disclosed Adjusted EBITDA, a non-GAAP financial measure that it calculates as net income before interest, taxes and depreciation and amortization, further adjusted to exclude stock-based compensation, litigation expenses, legal settlements, transaction-related expenses, merger and acquisition expenses, fair value adjustments to certain equity instruments classified as liabilities and other expenses. Below we have provided a reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP financial measure.

We present Adjusted EBITDA and Adjusted EBITDA margin because it is a key measure used by our management to evaluate our operating performance, generate future operating plans and determine payments under compensation programs. Accordingly, we believe that Adjusted EBITDA and Adjusted EBITDA margin provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management.

Adjusted EBITDA and Adjusted EBITDA margin have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are as follows:

•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA and Adjusted EBITDA margin do not reflect cash capital expenditure requirements for such replacements of our assets;

•	Adjusted EBITDA and Adjusted EBITDA margin do not reflect changes in, or cash requirements for, our working capital needs; and

•	Adjusted EBITDA and Adjusted EBITDA margin do not reflect tax payments that may represent a reduction in cash available to us.

In addition, Adjusted EBITDA and Adjusted EBITDA margin are subject to inherent limitations as it reflects the exercise of judgment by Biote’s management about which expenses are excluded or included. A reconciliation is provided in the financial statement tables included below in this press release for each non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP. Because of these limitations, you should consider Adjusted EBITDA and Adjusted EBITDA margin alongside other financial performance measures, including net income and our other GAAP results.

Forward-Looking Non-GAAP Financial Measures

The Company does not provide a reconciliation of forward-looking non-GAAP financial measures to their comparable GAAP financial measures because it could not do so without unreasonable effort due to the unavailability of certain information needed to calculate reconciling items. For example, the Company has not included a reconciliation of projected Adjusted EBITDA to GAAP net income (loss), which is the most directly comparable GAAP measure, for the periods presented in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K. The Company’s projected Adjusted EBITDA excludes certain items that are inherently uncertain and difficult to predict including, but not limited to, share-based compensation expense, income taxes, due diligence expenses and legal expenses. Due to the variability, complexity and limited visibility of the adjusting items that would be excluded from projected Adjusted EBITDA in future periods, management does not forecast them for internal use and therefore cannot create a quantitative projected Adjusted EBITDA to GAAP net income (loss) reconciliation for the periods presented without unreasonable efforts. A quantitative reconciliation of projected Adjusted EBITDA to GAAP net income (loss) for the periods presented would imply a degree of precision and certainty as to these future items that does not exist and could be confusing to investors. From a qualitative perspective, it is anticipated that the differences between projected Adjusted EBITDA to GAAP net income (loss) for the periods presented will consist of items similar to those described in the financial tables later in this release, including, for example and without limitation, share-based compensation expense, income taxes, due diligence expenses and legal expenses. The timing and amount of any of these excluded items could significantly impact the Company’s GAAP net income (loss) for a particular period. When planning, forecasting and analyzing future periods, the Company does so primarily on a non-GAAP basis without preparing a GAAP analysis.

About Biote

Biote is transforming healthy aging through innovative, personalized hormone optimization and therapeutic wellness solutions delivered by Biote-certified medical providers. Biote trains practitioners to identify and treat early indicators of aging conditions, an underserved global market, providing affordable symptom relief for patients and driving clinic success for practitioners.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Some of the forward-looking statements can be identified by the use of forward-looking words. Statements that are not historical in nature, including the words “may,” “can,” “should,” “will,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “hope,” “anticipate,” “believe,” “seek,” “target,” “continue,” “could,” “might,” “ongoing,” “potential,” “predict,” “would” and other similar expressions, are intended to identify forward-looking statements. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual results or developments to differ materially from those expressed or implied by such forward-looking statements, including but not limited to: the success of our dietary supplements to attain significant market acceptance among clinics, practitioners and their patients; our customers’ reliance on certain third parties to support the manufacturing of bio-identical hormones for prescribers; our and our customers’ sensitivity to regulatory, economic, environmental and competitive conditions in certain geographic regions; our ability to increase the use by practitioners and clinics of the Biote Method at the rate that we anticipate or at all; our ability to grow our business; the significant competition we face in our industry; the impact of strategic acquisitions and the implementation of our growth strategies; our limited operating history; our ability to protect our intellectual property; the heavy regulatory oversight in our industry; changes in applicable laws or regulations; the inability to profitably expand in existing markets and into new markets; the possibility that we may be adversely impacted by other economic, business and/or competitive factors, including recent bank failures; and future exchange and interest rates. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and other risks and uncertainties described in the “Risk Factors” section of Biote’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2024, filed with the Securities and Exchange Commission on May 10, 2024, and other documents filed by Biote from time to time with the Securities and Exchange Commission. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Biote assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Biote does not give any assurance that it will achieve its expectations.

Financial Tables

Biote Corp.

Consolidated Balance Sheets

(In Thousands)

(Unaudited)

	June 30, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$26,419	$89,002
Accounts receivable, net	7,700	6,809
Inventory, net	19,212	17,307
Other current assets	8,436	9,225

Total current assets	61,767	122,343
Property and equipment, net	4,523	1,218
Capitalized software, net	4,884	4,973
Goodwill	5,516	—
Intangible assets, net	5,967	—
Operating lease right-of-use assets	2,102	1,877
Deferred tax asset	8,141	24,884

Total assets	$92,900	$155,295

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$5,793	$4,155
Accrued expenses	6,899	8,497
Term loan, current	6,250	6,250
Deferred revenue, current	3,159	3,002
Earnout liabilities, current	100	—
Operating lease liabilities, current	419	311
Share repurchase liabilities, current	23,646	—

Total current liabilities	46,266	22,215
Term loan, net of current portion	103,909	106,630
Revolving loans	10,000	—
Deferred revenue, net of current portion	1,544	1,322
Operating lease liabilities, net of current portion	1,807	1,680
Share repurchase liabilities, net of current portion	43,101	—
TRA liability	4,356	18,894
Earnout liabilities, net of current portion	23,568	41,100

Total liabilities	234,551	191,841
Commitments and contingencies
Stockholders’ Deficit
Preferred stock, $0.0001 par value, 10,000,000 shares authorized; no shares issued or outstanding as of June 30, 2024 and December 31, 2023	—	—
Class A common stock, $0.0001 par value, 600,000,000 shares authorized; 32,581,398, and 35,842,383, shares issued, 30,993,898 and 34,254,883 shares outstanding as of June 30, 2024 and December 31, 2023, respectively	3	3
Class V voting stock, $0.0001 par value, 100,000,000 shares authorized; 7,249,879 and 38,819,066 shares issued, 5,221,653 and 28,819,066 shares outstanding as of June 30, 2024 and December 31, 2023, respectively	1	3
Additional paid-in capital	—	—
Accumulated deficit	(137,723)	(29,391)
Accumulated other comprehensive loss	(22)	(12)
Treasury stock, at cost	(5,600)	—

biote Corp.’s stockholders’ deficit	(143,341)	(29,397)
Noncontrolling interest	1,690	(7,149)

Total stockholders’ deficit	(141,651)	(36,546)

Total liabilities and stockholders’ deficit	$92,900	$155,295

Biote Corp.

Consolidated Statements of Operations

(In Thousands, except per share values)

(Unaudited)

	Three Months Ended June 30,		For the Six Months Ended June 30,
	2024	2023	2024	2023
Revenue:
Product revenue	$48,111	$48,652	$94,146	$92,807
Service revenue	1,058	605	1,827	1,293

Total revenue	49,169	49,257	95,973	94,100
Cost of revenue
Cost of products	14,426	14,992	27,228	28,019
Cost of services	861	836	1,426	1,686

Cost of revenue	15,287	15,828	28,654	29,705
Selling, general and administrative	27,649	25,760	50,659	48,845

Income from operations	6,233	7,669	16,660	15,550
Other income (expense), net:
Interest expense, net	(2,577)	(1,645)	(4,237)	(3,291)
Loss from change in fair value of warrant liability	—	(11,793)	—	(13,411)
Loss from change in fair value of earnout liability	(13,949)	(6,400)	(26,038)	(31,810)
Other income (expense)	(2)	(4)	(4)	(11)

Total other income (expense), net	(16,528)	(19,842)	(30,279)	(48,523)

Loss before provision for income taxes	(10,295)	(12,173)	(13,619)	(32,973)
Income tax expense	180	922	2,666	1,552

Net Loss	(10,475)	(13,095)	(16,285)	(34,525)
Less: Net loss attributable to noncontrolling interest	(4,153)	(7,952)	(7,893)	(22,577)

Net loss attributable to biote Corp. stockholders	$(6,322)	$(5,143)	$(8,392)	$(11,948)

Other comprehensive loss:
Foreign currency translation adjustments	(1)	—	(2)	—

Other comprehensive loss	(1)	—	(2)	—

Comprehensive loss	$(10,476)	$(13,095)	$(16,287)	$(34,525)

Net loss per common share
Basic	$(0.19)	$(0.25)	$(0.25)	$(0.62)
Diluted	$(0.19)	$(0.25)	$(0.25)	$(0.62)
Weighted average common shares outstanding
Basic	33,072,156	20,704,866	34,185,578	19,153,574
Diluted	33,072,156	20,704,866	34,185,578	19,153,574

Biote Corp.

Consolidated Statements of Cash Flows

(In Thousands)

(Unaudited)

	Six Months Ended June 30,
	2024	2023
Operating Activities
Net loss	$(16,285)	$(34,525)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	1,626	1,068
Bad debt expense	838	766
Amortization of debt issuance costs	404	391
Provision for obsolete inventory	42	(155)
Non-cash lease expense	180	137
Non-cash interest on share repurchase liability	493	—
Shares issued in settlement of litigation	—	1,199
Share-based compensation expense	4,604	4,817
Loss from change in fair value of warrant liability	—	13,411
Loss from change in fair value of earnout liability	26,038	31,810
Deferred income taxes	—	236
Changes in operating assets and liabilities:
Accounts receivable	(1,684)	(2,154)
Inventory	(192)	3,942
Other current assets	818	(4,082)
Accounts payable	1,490	3,295
Deferred revenue	379	490
Accrued expenses	(1,262)	(848)
Operating lease liabilities	(170)	(31)

Net cash provided by operating activities	17,319	19,767
Investing Activities
Purchases of short-term investments	—	(20,000)
Purchases of property and equipment	(3,210)	(67)
Purchases of capitalized software	(692)	(1,158)
Acquisitions, net of cash acquired	(11,611)	—

Net cash used in investing activities	(15,513)	(21,225)
Financing Activities
Repurchases of common stock	(5,599)	—
Borrowings on revolving loans	10,000	—
Principal repayments on term loan	(3,125)	(3,125)
Payments on repurchase liability	(62,162)	—
Proceeds from exercise of stock options	562	420
Issuance of stock under purchase plan	146	—
Distributions	(4,203)	(6,588)

Net cash used in financing activities	(64,381)	(9,293)
Effect of exchange rate changes on cash and cash equivalents	(8)	—

Net decrease in cash and cash equivalents	(62,583)	(10,751)
Cash and cash equivalents at beginning of period	89,002	79,231

Cash and cash equivalents at end of period	$26,419	$68,480

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$3,972	$4,581
Cash paid for income taxes	$2,207	$4,472
Non-cash investing and financing activities
Capital expenditures and capitalized software included in accounts payable	$85	$61
Shares issued to acquire Simpatra	$1,841	$—

Non-GAAP Measures

Adjusted EBITDA is a non-GAAP performance measure that provides supplemental information that we believe is useful to analysts and investors to evaluate the Company’s ongoing results of operations when considered alongside net income, (the most directly comparable U.S. GAAP measure).

We use Adjusted EBITDA as alternative measures to evaluate our operational performance. We calculate Adjusted EBITDA by excluding from net income: interest expense; depreciation and amortization expenses; and income taxes. Additionally, we exclude certain expenses we believe are not indicative of our ongoing operations or operational performance. We present Adjusted EBITDA because it is a key measure used by our management to evaluate our operating performance, generate future operating plans and determine payments under compensation programs. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management. However, non-GAAP financial information is presented for supplemental informational purposes only, has limitations as an analytical tool and should not be considered in isolation or as a substitute for financial information presented in accordance with U.S. GAAP. Some of these limitations are as follows:

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs; and

•	Adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to us.

In addition, Adjusted EBITDA is subject to inherent limitations as it reflects the exercise of judgment by Biote’s management about which expenses are excluded or included. Other companies, including companies in our industry, may calculate Adjusted EBITDA or similarly titled non-GAAP measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our Adjusted EBITDA as a tool for comparison. Investors are encouraged to review the reconciliation, and not to rely on any single financial measure to evaluate our business.

The following is a reconciliation of net loss to Adjusted EBITDA (in thousands) for the three and six months ended June 30, 2024 and 2023:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2024	2023	2024	2023
Net Loss	$(10,475)	$(13,095)	$(16,285)	$(34,525)
Interest expense, net(1)	2,577	1,645	4,237	3,291
Income tax expense	180	922	2,666	1,552
Depreciation and amortization(2)	876	530	1,626	1,068
Share-based compensation expense(3)	2,841	2,647`	4,604	4,817
Litigation expenses-former owner(4)	(12)	1,539	589	2,069
Litigation-other(5)	22	184	92	368
Legal settlement (gain) loss(6)	—	—	—	1,198
Inventory fair value write-up(7)	1,206	—	1,206	—
Transaction-related expenses(8)	—	1,472	45	1,796
Other expenses(9)	1,202	341	1,287	609
Merger and acquisition expenses(10)	376	160	795	181
Loss from change in fair value of warrant liability	—	11,793	—	13,411
Loss from change in fair value of earnout liability	13,949	6,400	26,038	31,810

Adjusted EBITDA	$12,742	$14,538	$26,900	$27,645

(1)

Represents cash and non-cash interest on our debt obligations, commitment fees for our unused Revolving Loans, net of interest income earned on our money market account and short-term investment. For the three and six months ended June 30, 2024, interest expense, net included $0.5 million of accreted interest related to the share repurchase liability.

(2)

Represents depreciation expense on property and equipment, amortization expense on capitalized software and amortization expense on purchased intangible assets. Depreciation expense of $0.01 million was included in cost of products for the three and six months ended June 30, 2024.

(3)

Represents employee compensation expense associated with equity-based stock awards. This includes expense associated with equity incentive instruments including phantom stock awards, stock options and restricted stock units.

(4)	Represents legal expenses to defend the Company against claims asserted by the Company’s former owner.

(5)	Represents litigation expenses other than those incurred in connection with claims asserted by the Company’s former owner that are not related to the Company’s ongoing business.
(6)	Represents settlements of legal matters.
(7)	Represents the fair market value write-up of inventory accounted for under ASC 805 related to the acquisition of Asteria Health.
(8)

Represents transaction costs including legal fees of $0.04 million during the six months ended June 30, 2024, and professional services fees of $0.9 million and legal fees of $0.5 million during the three months ended June 30, 2023 and professional services fees of $0.9 million and legal fees of $0.8 million for the six months ended June 30, 2023 that were incurred in connection with the filing of, and transactions contemplated by, the Company’s securities offerings.

(9)

Represents professional services fees of $0.1 million incurred related to the accounting treatment of the share repurchase liability, strategic consulting and advisory services of $0.5 million, executive severance costs of $0.3 million and a realized foreign currency loss of less than $0.01 million for each of the three and six months ended June 30, 2024, and professional services fees of $0.05 million associated with the restatement of the Company’s financial statements for the quarters ended June 30, 2022 and September 30, 2022, executive severance costs of $0.2 million, costs related to recruiting executive level management, including the Chief Commercial Officer of $0.1 million and a realized foreign currency gain of less than $0.01 million for the three months ended June 30, 2023 and professional services fees of $0.1 million and legal fees of $0.1 million associated with the restatement of the Company’s financial statements for the quarters ended June 30, 2022 and September 30, 2022, executive severance costs of $0.2 million and costs related to recruiting executive level management, including the Chief Commercial Officer of $0.2 million and a realized foreign currency loss of $0.01 million for the six months ended June 30, 2023.

(10)

Represents legal fees of $0.2 million and $0.5 million and professional services fees of $0.2 million and $0.3 million incurred during the three and six months ended June 30, 2024, respectively, related to our recent acquisitions and other strategic opportunities. For the three and six months ended June 30, 2023, the amount represents professional services fees of $0.1 million and legal fees of $0.05 million associated with strategic opportunities to expand the business.

(11)	Net loss margin is defined as net loss divided by total revenue.
(12)	Adjusted EBITDA margin is defined as adjusted EBITDA divided by total revenue.

Investor Relations:

Eric Prouty

AdvisIRy Partners

eric.prouty@advisiry.com

Media:

Press@biote.com